UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 1, 2017

Eclipse Resources Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-36511	46-4812998
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2121 Old Gatesburg Road, Suite 110 State College, Pennsylvania		16803
(Address of principal executive offices)		(Zip Code)

(814) 308-9754

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 3, 2017, Eclipse Resources Corporation (the “Company”) announced that, effective January 1, 2017: (i) Thomas S. Liberatore has assumed the new position of Executive Vice President, Corporate Development and Geosciences of the Company and will no longer serve as the Company’s Chief Operating Officer, and (ii) Oleg Tolmachev has been appointed Executive Vice President and Chief Operating Officer of the Company.

Oleg Tolmachev, age 41, previously served as the Company’s Vice President, Drilling & Completions since February 2013. Prior to joining the Company, from April 2011 to February 2013, Mr. Tolmachev served as the Senior Asset Manager, Utica Shale with Chesapeake Energy Corporation where he was responsible for leading an asset team comprised of land, geology, drilling, resource development and operations for Chesapeake Energy Corporation’s Utica Shale projects in Ohio. Prior to joining Chesapeake Energy Corporation, from August 2008 to 2011, Mr. Tolmachev held the position of Group Lead Completions, Mid-Continent Business Unit at EnCana Oil and Gas (USA) Inc. where he managed well completions and intervention operations in its Barnett Shale, Deep Bossier and East Texas Haynesville Shale business units. Mr. Tolmachev received his Bachelors of Science degree in Petroleum Engineering from the University of Oklahoma.

In connection with Mr. Tolmachev’s appointment as the Company’s Executive Vice President and Chief Operating Officer, the Company and Mr. Tolmachev entered into an amended and restated executive employment agreement, dated as of January 1, 2017 (the “Employment Agreement”).

The Employment Agreement is for a term of three years, and automatically extends for an additional one-year renewal term for every year thereafter unless the Company or Mr. Tolmachev gives written notice to the other party that the automatic extension will not occur at least 90 days prior to the end of the initial term, or, if applicable, the then-current renewal term, in each case, unless terminated earlier in accordance with the terms and conditions set forth therein. Pursuant to the terms of the Employment Agreement, Mr. Tolmachev will (i) receive an annual base salary of $355,000 and (ii) be eligible to receive an annual performance-based bonus with a target value equal to 85% of his base salary. The base salary and the annual performance-based bonus percentage may be increased by the Company’s Board of Directors or a designated committee thereof in its discretion but may not be decreased without Mr. Tolmachev’s written consent.

The Employment Agreement also provides Mr. Tolmachev with certain severance benefits upon termination. If Mr. Tolmachev’s employment is terminated by the Company “without Cause” or by Mr. Tolmachev for “Good Reason” (as such terms are defined in the Employment Agreement), then:

•	the Company will make a lump sum payment to Mr. Tolmachev equal to two times the sum of (i) his annual base salary as of the termination date, and (ii) the amount equal to his target annual bonus for the fiscal year that includes the termination date;

•	the Company will reimburse Mr. Tolmachev for any amounts necessary to continue the health care coverage under the Company’s group health plans for him and his qualified dependents for a period of up to 18 months following the termination date (the “Post-Employment Health Coverage”); and

•	the Company will pay Mr. Tolmachev a prorated annual bonus for the year of termination.

If Mr. Tolmachev’s employment is terminated upon his death or “Disability” (as defined in the Employment Agreement), then the Company will make a lump sum payment to Mr. Tolmachev equal to one times his annual base salary as of the termination date and the Company will provide him with the Post-Employment Health Coverage.

The Employment Agreement also contains non-solicitation, non-competition and confidentiality covenants on behalf of Mr. Tolmachev in favor of the Company. In addition, any amounts payable to Mr. Tolmachev under the Employment Agreement will be subject to any “clawback” policy established by the Company from time to time.

A copy of the Employment Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing description of the Employment Agreement is not complete and is qualified in its entirety by reference to the full text of the Employment Agreement.

Item 7.01 Regulation FD Disclosure.

On January 3, 2017, the Company issued a press release announcing, among other things, these executive management changes. A copy of this press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

The information under this Item 7.01, including Exhibit 99.1, is being furnished pursuant to Item 7.01 of Form 8-K and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities of that section, and is not incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act unless specifically identified therein as being incorporated therein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

10.1	Amended and Restated Executive Employment Agreement, dated as of January 1, 2017, by and between Eclipse Resources Corporation and Oleg Tolmachev

99.1	Press Release dated January 3, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ECLIPSE RESOURCES CORPORATION

By:	/s/ Christopher K. Hulburt
Name:	Christopher K. Hulburt
Title:	Executive Vice President, Secretary and General Counsel

Date: January 3, 2017

Index to Exhibits

Exhibit Number	Description

10.1	Amended and Restated Executive Employment Agreement, dated as of January 1, 2017, by and between Eclipse Resources Corporation and Oleg Tolmachev

99.1	Press Release dated January 3, 2017